             For Immediate Release

WMS REPORTS 46% INCREASE IN EARNINGS PER SHARE TO $0.19 ON
20% REVENUE GROWTH TO $132.5 MILLION FOR FISCAL 2008 FIRST QUARTER

- Operating Margin Increases to 13% from 10% Driven by a 510 Basis Point Improvement in Product Sales Gross Margin -

- Cash Flow from Operations Grows 51% to $39 Million and
Cash and Cash Equivalents Increase by $27 Million -

- Initiates Fiscal 2008 Second Quarter Revenue Guidance of $143-to-$148 Million -

Waukegan, Illinois, November 5, 2007 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and marketing of gaming machines to the global gaming industry, today reported fiscal 2008 first quarter results.

Fiscal 2008 first quarter highlights:

•	Total revenues increased 20% to a first quarter record of $132.5 million
•	Global new unit shipments totaled 4,894, led by a 19% rise in international shipments
•	Average participation installed base grew 19% to 8,351 gaming machines
•	September 30, 2007 participation installed base increased 5%, or 418 units, to 8,694 gaming machines from June 30, 2007
•	Gross profit margin rose 350 basis points to 60%, reflecting a 510 basis point improvement in gross profit margin on product sales to 48%
•	Operating margin increased to 13% from 10%
•	Net income rose 56% to $11.1 million, or $0.19 per diluted share
•	Record first quarter cash flow from operations of $39 million achieved and a 50% quarterly sequential growth in cash and cash equivalents to $80 million

“WMS’ ongoing success in creating innovative and differentiated products with strong player appeal drove a 20% year-over-year improvement in revenues to a record first quarter level of $132.5 million,” said Brian R. Gamache, President and Chief Executive Officer of WMS.  “Importantly, this increase reflects balanced growth, as revenues from gaming operations rose 23% and product sales revenues improved by 18%.”

“In addition to benefiting from the strong demand for our broader product offerings, which is driving consistent year-over-year revenue growth, we continued to make solid progress with our operational improvement initiatives.  Our success with these efforts, as well as the leverage we are achieving on higher revenues, is evidenced by the 250 basis point improvement in operating margin compared to the prior year and the first quarter record we established for cash flow generated from operations of $39 million,” added Gamache.

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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	Page 2

“WMS’ employees continue to raise the bar for gaming innovation.  Our next-generation products, technologies and enhanced game play – developed from our investment in leading technologies and intellectual property – will be demonstrated to the industry next week at the Global Gaming Exposition in Las Vegas, Nevada.  Our commitment to develop differentiated gaming platforms and product categories is resulting in increased market penetration and has established the foundation for future growth and the creation of additional value for our shareholders,” said Gamache.

First Quarter Financial Review

Total revenues grew 20% to $132.5 million compared to $110.6 million for the September 30, 2006 quarter.  The following table summarizes the key components related to revenue generation for the three months ended September 30, 2007 and 2006 (in millions, except unit, per unit and per day data):

	Three Months Ended September 30,
	2007	2006
Product Sales Revenues
New unit sales revenues	$62.8	$57.4
Other product sales revenues	18.1	11.2
Total product sales revenues	$80.9	$68.6

New units sold	4,894	4,711
Average sales price per new unit	$12,840	$12,186

Gross profit on product sales revenues	$38.6	$29.2
Gross margin on product sales revenues	47.7%	42.6%
Gaming Operations Revenues
Participation revenue	$46.3	$37.7
Other gaming operations revenue	5.3	4.3
Total gaming operations revenues	$51.6	$42.0

WAP games at period end	1,651	1,766
LAP games at period end	2,321	1,745
Stand-alone games at period end	4,722	3,630
Total installed participation base at period end	8,694	7,141

Average participation installed base	8,351	7,000
Average revenue per day per participation machine	$60.28	$58.55

Installed casino-owned daily fee games at period end	779	797
Average casino-owned daily fee games installed base	749	777

Gross profit on gaming operations revenue	$41.0	$33.4
Gross margin on gaming operations revenue	79.5%	79.5%

Total revenues	$132.5	$110.6
Total gross profit	$79.6	$62.6
Total gross margin	60.1%	56.6%
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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	Page 3

Product sales revenues for the three months ended September 30, 2007, our historically lowest quarter, increased 18%, or $12.3 million, to $80.9 million compared with $68.6 million in the year-ago period.  International unit shipments increased 19%, reflecting the success achieved in expanding our global presence and the strong demand for our entertaining and well-performing products in multiple international markets, and represented 37% of total new units sold for the September 2007 quarter.  Reflecting the continued slow domestic replacement market, North American new unit shipments were down approximately 100 units from the year-ago period.  The average selling price of new gaming machines rose 5% year over year to $12,840, reflecting the benefit of a modestly higher sales mix of premium-priced products.

Other product sales revenues increased $6.9 million over the prior year, benefiting from higher conversion kit revenues, increased parts revenues and higher revenues from sales of used gaming machines.  The success of our new video and mechanical reel gaming products contributed to the increased demand for conversion kits, with WMS shipping more than 2,500 conversion kits in the September 2007 quarter compared to 910 conversion kits in the prior-year period.  WMS shipped more than 1,500 used gaming machines at higher average prices in the September 2007 quarter compared to approximately 1,100 used gaming machines in the September 2006 quarter.

Gaming operations revenues grew 23% in the September 2007 quarter to $51.6 million compared with $42.0 million in the year-ago period, primarily reflecting a 19% increase in the average installed base in the September 2007 quarter to 8,351 participation units. The installed participation footprint was 8,694 units as of September 30, 2007, a 22% increase compared with 7,141 units at September 30, 2006, and increased 5%, or 418 units, from June 30, 2007.  While the number of installed wide-area progressive (WAP) units was lower year over year, the strong demand for our innovative TOP GUN™ WAP gaming machine and MONOPOLY™ Super Money Grab® WAP gaming machine, our first Transmissive Reels™ technology product, led to a quarterly sequential increase of 144 gaming machines in the installed WAP base, and their excellent revenue performance was an important contributor to the 8% quarterly sequential growth in gaming operations revenue over the June 2007 quarter.  The installed base of MONOPOLY Big Event® stand-alone units also continued to increase in the September 2007 quarter, reaching a total footprint of more than 1,800 gaming machines.  The average daily revenue for participation games increased to $60.28 from $58.55 in the year-ago period.

Total gross profit, as used herein excluding depreciation expense, increased 27% to $79.6 million for the September 2007 quarter from $62.6 million in the prior year, and total gross margin improved by 350 basis points to 60.1%.  The gross profit margin on product sales revenues increased 510 basis points to 47.7% compared with 42.6% in the year-ago period.  Operating improvements, primarily resulting from the Company’s lean sigma and strategic sourcing initiatives, coupled with greater sales of higher-margin conversion kits and revenues from a video lottery terminal contract contributed to the product sales gross margin enhancement.  The gross margin from gaming operations was 79.5% in the September 2007 quarter, essentially flat with the September 2006 quarter.

Research and development expenses for the September 2007 quarter of $16.8 million increased 34%, or $4.3 million, from the prior-year quarter and were essentially flat compared with the June 2007 quarter.  R&D expenses were 12.7% of revenues, partially reflecting the impact of

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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	Page 4

seasonally lower revenues. The increase over the September 2006 quarter reflects previously announced higher spending planned for fiscal 2008 to support WMS’ expanded product development initiatives and for advanced technologies leading into the next-generational server-enabled gaming environment, and also includes R&D expenses of Systems in Progress (SiP) acquired in July 2007.

Selling and administrative expenses were $27.8 million for the September 2007 quarter, representing 21.0% of fiscal first quarter revenues compared with $23.6 million, or 21.4% of revenues, for the September 2006 quarter, and declined on a quarterly sequential basis from $31.6 million in the June 2007 quarter.  The year-over-year increase reflects incremental expenses associated with the higher level of revenues, the consolidation of SiP acquired in July 2007, higher payroll-related expenses associated with improved operating performance and headcount increases during the past twelve months to support growth in the company’s business, as well as increased marketing, promotion and distribution costs related to the roll-out of new products and branding initiatives.  Selling and administrative expenses for the September 2006 quarter included $1.4 million of management separation expense.

Depreciation expense increased by $3.0 million year-over-year, or 20%, to $18.2 million in the September 2007 period, primarily reflecting the Company’s continued investment in its growing gaming operations business, as reflected in the 22% year-over-year increase in the period-end installed base of participation machines.

Cash flow provided by operations reached a first quarter record $38.6 million in the September 2007 period, a 51% year-over-year improvement compared with the $25.5 million generated in the September 2006 quarter. This first quarter record reflects the year-over-year increase in net income, higher depreciation and cash generated from improved utilization of working capital.

Net cash used in investing activities was lower year over year reflecting the decline in business acquisition funding partially offset by higher capital expenditures for property, plant and equipment.  Investments in additions to gaming operations equipment were essentially flat year over year, but declined 37%, or $8.8 million, from the June 2007 quarter to $14.8 million, despite the Company achieving a 5% quarterly sequential increase in its installed participation footprint.  Meaningful improvement is beginning to be made in our ability to more effectively manage the capital deployed for additions to our gaming operations equipment.

Fiscal 2008 Second Quarter Outlook

WMS expects fiscal 2008 second quarter total revenues to range from $143 million to $148 million compared with $134.6 million in the prior year.  The anticipated year-over-year improvement is expected to be principally driven by continued double-digit growth in gaming operations revenues and higher unit shipments to international markets.  The Company expects the domestic marketplace to continue to be impacted by the challenges of the slow replacement cycle.  The December 2007 quarter will also reflect an absence of significant new jurisdictional expansion, whereas the December 2006 quarter included the opening of new gaming facilities in Pennsylvania and Broward County in Florida.  WMS reiterated its full-year fiscal 2008 revenue outlook for a range of $595-to-$615 million.  WMS’ outlook reflects current open orders for over

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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	Page 5

11,500 new gaming machines and CPU-NXT® conversion kits, a record level of units at this seasonal point in the year, and over 2,300 new gaming machines and game theme conversions for our gaming operations business, reflecting the solid demand of our innovative and high-earnings product offering.  Additionally, the Company continues to anticipate that its quarterly revenue progression will reflect historical seasonal influences, with quarterly revenues increasing sequentially throughout the year, with the lowest total revenues in the September quarter and the highest total revenues in the June quarter.

The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

“WMS is delivering consistent financial growth fueled by our focus on both product sales and gaming operations revenue growth while simultaneously driving higher operating margins.  With a solid foundation in place, we look forward to further realizing the potential of our business and market position as casinos continue to evolve and adopt the leading-edge products and technologies that WMS is offering,” concluded Gamache.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Monday, November 5, 2007.  The conference call numbers are 212/676-5362 or 415/537-1802.  To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”).  Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

MONOPOLY is a trademark of Hasbro.  Used with permission.  ©2007 Hasbro.  All rights reserved.

TOP GUN™ & © Paramount Pictures Corporation.

Big Event, CPU-NXT, Super Money Grab and Transmissive Reels are trademarks or registered trademarks of WMS Gaming Inc.  All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others.  Forward-looking statements may be  typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,”  “believe,” “estimate,” “project,” “outlook,” and “intend,” among others.  These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect.  Consequently, no forward-looking statements may be guaranteed.  Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance;

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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	Page 6

(4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) cancellation or modification by customers of open orders for new gaming machines, CPU-NXT conversion kits, gaming operations machines and game theme conversions; (6) a software anomaly or fraudulent manipulation of our gaming machines or software; (7) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; and (8) an infringement claim seeking to restrict our use of material technologies.  These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2007 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues.  More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	Page 7

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended September 30, 2007 and 2006
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2007	2006
REVENUES:
Product sales	$80.9	$68.6
Gaming operations	51.6	42.0
Total revenues	132.5	110.6
COSTS AND EXPENSES:
Cost of product sales(1)	42.3	39.4
Cost of gaming operations(1)	10.6	8.6
Research and development	16.8	12.5
Selling and administrative	27.8	23.6
Depreciation	18.2	15.2
Total costs and expenses	115.7	99.3
OPERATING INCOME	16.8	11.3
Interest expense	(1.0)	(1.7)
Interest and other income, net	1.1	0.9
Income before income taxes	16.9	10.5
Provision for income taxes	5.8	3.4
NET INCOME	$11.1	$7.1
Earnings per share:
Basic	$0.22	$0.15
Diluted	$0.19	$0.13
Weighted-average common shares:
Basic common stock outstanding	49.8	47.6
Diluted common stock and common stock equivalents	60.8	57.5

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation which are included separately in the depreciation line item:

Cost of product sales	$0.8	$0.6
Cost of gaming operations	$15.4	$12.7

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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	page 8

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2007 and June 30, 2007
(in millions of U.S. dollars and millions of shares)
	September 30,	June 30,
	2007	2007
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$61.0	$37.2
Restricted cash	18.7	16.0
Total cash, cash equivalents and restricted cash	79.7	53.2
Accounts receivable, net of allowances of $2.3 and $2.5, respectively	93.9	114.5
Notes receivable, current portion	58.8	59.4
Inventories	81.1	79.3
Deferred income tax assets	9.5	9.4
Other current assets	28.9	26.4
Total current assets	351.9	342.2

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $139.8 and $129.3, respectively	88.9	90.0
Property, plant and equipment, net of accumulated depreciation of $61.7 and $57.9, respectively	99.2	91.9
Intangible assets	102.4	97.0
Deferred income tax assets	21.8	19.9
Other assets	13.8	14.7
Total non-current assets	326.1	313.5
TOTAL ASSETS	$678.0	$655.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENTLIABILITIES:
Accounts payable	$40.5	$38.8
Accrued compensation and related benefits	8.6	17.5
Other accrued liabilities	32.2	30.4
Total current liabilities	81.3	86.7

NON-CURRENTLIABILITIES:
Deferred income tax liabilities.	10.3	9.4
Long-term debt	115.0	115.0
Other non-current liabilities	12.9	11.0
Total non-current liabilities	138.2	135.4
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 50.6 and 50.0 shares issued, respectively)	25.3	25.0
Additional paid-in capital	280.8	269.1
Retained earnings	147.5	138.2
Accumulated other comprehensive income	4.9	1.3
Total stockholders’ equity	458.5	433.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$678.0	$655.7

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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	page 9

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended September 30, 2007 and 2006
 (in millions of U.S. dollars)
(unaudited)

	Three Months Ended
	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11.1	$7.1
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	18.2	15.2
Non-cash expenses	7.0	6.3
Deferred income taxes	(1.1)	(1.7)
Change in operating assets and liabilities, net of business acquisitions	3.4	(1.4)
Net cash provided by operating activities	38.6	25.5

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of business, net of cash acquired	(0.2)	(20.5)
Purchase of property, plant and equipment	(10.2)	(6.9)
Additions to gaming operations equipment	(14.8)	(14.0)
Investment and advances in royalties, licensed technologies, patents and trademarks, net of business acquisitions	(1.4)	(3.9)
Net cash used in investing activities	(26.6)	(45.3)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received on exercise of stock options	6.3	2.2
Tax benefit from exercise of stock options	2.5	0.2
Proceeds from borrowing under revolving credit facility	–	5.0
Repayment of borrowings under revolving credit facility	–	(5.0)
Net cash provided by financing activities	8.8	2.4
Effect of Exchange Rates on Cash	3.0	(0.6)

INCREASE / (DECREASE) IN CASH AND CASH EQUIVALENTS	23.8	(18.0)
CASH AND CASH EQUIVALENTS, beginning of period	37.2	39.1
CASH AND CASH EQUIVALENTS, end of period	$61.0	$21.1

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WMS Industries Reports Fiscal First Quarter Results, 11/5/2007	page 10

WMS INDUSTRIES INC.
Supplemental Data – Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(unaudited)

	Three Months Ended
	September 30,
	2007	2006

Net income	$11.1	$7.1
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.6
Diluted earnings (numerator)	$11.6	$7.7

Basic weighted average common shares outstanding	49.8	47.6
Dilutive effect of stock options	2.1	1.1
Dilutive effect of restricted common stock and warrants	0.2	0.1
Dilutive effect of convertible subordinated notes	8.7	8.7
Diluted common stock and common stock equivalents (denominator)	60.8	57.5

Basic net income per share of common stock	$0.22	$0.15
Diluted net income per share of common stock and common stock equivalents	$0.19	$0.13

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